NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
TUESDAY, NOV. 1, 2005

GROUP 1 AUTOMOTIVE ANNOUNCES NEW OPERATING STRUCTURE

Company Moves from 13 Platforms to Five Geographic Regions

HOUSTON, Nov. 1, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced that it will streamline its operations into five geographic regions from its current 13 platforms.

“The new regional operating structure, which will become effective Jan. 1, 2006, is a result of our continued focus on streamlining our operations and represents a natural next step in Group 1’s growth,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Though our existing platform structure has served us well since going public in 1997, our significant growth since then requires a simplified operating and reporting structure with fewer decision makers, more accountability and more efficiency.”

Each of the five regions will be led by a regional vice president, reporting to Hesterberg. This structure eliminates the management level between the chief executive officer and the top field operating executives. With that, the current position of senior vice president, operations will be eliminated and Joseph C. Herman will assume one of the five regional vice president roles. These newly appointed leaders are seasoned industry executives with combined automotive industry experience of more than 150 years. The new regions and regional vice presidents are as follows:

•	The Northeast Region will include the company’s 19 dealerships in Massachusetts, New Hampshire, New Jersey and New York and be led by David S. Rosenberg, currently president of the company’s Boston-area platform.

•	The Southeast Region will include the company’s 16 dealerships in Florida, Georgia and Louisiana and be led by Herman, currently Group 1’s senior vice president, operations.

•	The South Central Region will include the company’s 35 dealerships in Oklahoma, and Austin, Beaumont, Dallas, Houston and San Antonio, Texas, and be led by Frank Grese Jr., currently president of the company’s Atlanta platform.

•	The West Central Region will include the company’s 12 dealerships in Colorado, New Mexico and West Texas and be led by Gregory W. Wessels, currently president of Group 1’s West Central platform.

•	The California Region will include the company’s 12 dealerships in that state and be led by David L. Hutton, currently president of the company’s Los Angeles and San Diego-area platform.

“I have great confidence in these five highly experienced automotive executives to lead the company’s efforts to increase operational efficiency,” said Hesterberg. “This new operating structure will provide impetus to our cost reduction efforts, while also maintaining key decision making close to the marketplace.”

About Group 1 Automotive, Inc.

Group 1 owns 94 automotive dealerships comprised of 142 franchises, 32 brands and 30 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.